Exhibit (a)(5)(D)

SECTION B Nature of the Case: Place an “X” to the left of the ONE case category that most accurately describes your PRIMARY CASE.  If you are making more than one type of claim, check the one that you consider most important. TORT (do not include Mas Tort) International Malicious Prosecution Motor Vehicle Nuisance Premises Liability Product Liability (does not include mass tort) Slander/Libel/Defamation Other: MASS TORT Asbestos Tobacco Tox Tort - DES Toxic Tort - Implant Toxic Waste Other: PROFESSIONAL LIABILITY Dental Legal Medical Other Professional: CONTRACT (do not include Judgments) Buyer Plaintiff Debt Collection: Credit Card Debt Collection: Other Employment Dispute: Discrimination Employment Dispute: Other Other: REAL PROPERTY Ejectment Eminent Domain/Condemnation Ground Rent Landlord/Tenant Dispute Mortgage Foreclosure: Residential Mortgage Foreclosure: Commercial Partition Quite Title Other: CIVIL APPEALS Administrative Agencies Board of Assessment Board of Elections Dept. of Transportation Statutory Appeal: Other Zoning Board Other: MISCELLANEOUS Common Law/Statutory Arbitration Declaratory Judgment Mandamus Non-Domestic Relations Restraining Order Quo Warranto Replevin Other: breach of fiduciary duty Update 1/1/2011 Supreme Court of Rennsylvania Court of common Pleas  Civil Cover Sheet Delaware  Country For Prorhonotary Use Only Docket No: 2013-012502 The information collected on this form is used solely for court administration purposes. This form does not supplement or replace the filing and services pleading or other papers as required by law or rides of court.  Commencement of Action: Complaint Writ of Summons Transfer from Another Jurisdiction Petition Declaration of Taking Lead Plaintiff’s Name: Monica Bua Lead Defendant’s Name: NuPathe, Inc. Are money damage requested? Dollar Amount Requested: (Check one) Within arbitration limits Outside arbitration limits Is this a class Action Suit? Is this MDJ Appeal Name of Plaintiff/Appellant’s Attorney: Richard A. Maniskas Check here if you have no attorney (are a Self-Represented [Pro Se] Litigant)

IN THE COURT OF COMMON PLEAS OF
DELAWARE COUNTY, PENNSYLVANIA

MONICA BUA, on Behalf of Herself and All Others Similarly Situated, Plaintiff, v. NUPATHE INC., ARMANDO ANIDO, WAYNE P. YETTER, MICHAEL COLA, RICHARD S. KOLLENDER, ROBERT P. ROCHE, JR.,WILLIAM J. FEDERICI, JAMES A. DATIN, BRIAN J. SISKO, ENDO HEALTH SOLUTIONS INC., DM MERGER SUB INC., Defendants,	Case No. CLASS ACTION VERIFIED CLASS ACTION COMPLAINT

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IN THE COURT OF COMMON PLEAS OF
DELAWARE COUNTY, PENNSYLVANIA

MONICA BUA 5358 Westknoll Drive San Diego, CA 92109, on Behalf of Herself and All Others Similarly Situated, Plaintiff, v. NUPATHE INC. a Delaware corporation, 7 Great Valley Parkway, Suite 300 Malvern, PA 19355, ARMANDO ANIDO 2219 Grubbs Mill Road Berwyn, PA 19312, WAYNE P. YETTER 6420 Old Carversville Road Carversville, PA 18913, MICHAEL COLA 1441 Horseshoe Trail Road Chester Springs, PA 19425, RICHARD S. KOLLENDER 1295 McDivitt Drive Blue Bell, PA 19422, ROBERT P. ROCHE, JR. 199 S. Spring Mill Road Villanova, PA 19085, WILLIAM J. FEDERICI 2 Pine Heritage Drive Newtown, PA 18940, JAMES A. DATIN 21 Estates Drive Doylestown, PA 18902, BRIAN J. SISKO 230 Oakwood Lane Phoenixville, PA 19460,	Case No. CLASS ACTION VERIFIED CLASS ACTION COMPLAINT DEMAND FOR JURY TRIAL

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ENDO HEALTH SOLUTIONS INC. 1400 Atwater Drive Malvern, PA 19355, and DM MERGER SUB INC., c/o Registered Agent The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, DE 19801, ) ) ) ) ) ) ) ) ) )  Defendants, Plaintiff, Monica Bua, by her attorneys, alleges as follows: SUMMARY OF THE ACTION 1. This is a verified class action complaint brought by plaintiff on behalf all the holders of NuPathe Inc. ("NuPathe" or the "Company") common stock against NuPathe, the members of NuPathe's Board of Directors (the "Board" or the "Individual Defendants"), Endo Health Solutions Inc. ("Endo"), and DM Merger Sub Inc. ("Merger Sub"). This action arises out of defendants' breaches of fiduciary duty in connection with the proposed sale of the Company to Endo (the "Proposed Transaction"). 2. Pursuant to the parties' Agreement and Plan of Merger dated December 15, 2013 (the "Merger Agreement"), Endo intends to commence a tender offer (the "Tender Offer") to acquire all of the issued and outstanding shares of NuPathe common stock in exchange for $2.85 per share in cash as well as a contingent value right ("CVR") which represents the contractual right to receive up to an additional $3.15 per share upon the achievement of certain sales milestones (the "Merger Consideration"). After the conclusion of the Tender Offer, Endo intends to effectuate a merger (the "Merger") for any remaining shares of NuPathe common stock that were not tendered in the Tender Offer. After spending almost $60 million over nearly eight years, in January 2013, the Company finally received approval from the U.S. Food and Drug Administration ("FDA") for

ZECUITY®, NuPathe's prescription migraine treatment patch. ZECUITY is the only prescription migraine treatment patch approved by the FDA. Unfortunately, due to its small size, NuPathe has been unable to quickly market ZECUITY. As a result, the Company's stock price has hit a temporary lull. Defendant Endo has timed the Proposed Transaction in order to take advantage of the drop in stock price at a price that far undervalues the Company. Not including the CVR, which is unlikely to be collected due to its excessive trigger points, the Company's shareholders will be cashed out at a meager one-day premium of 22%. This amount is particularly inadequate when compared to other comparable transactions which received an average one-day premium of over 67%. Moreover, this modest 22% premium to NuPathe's closing stock price on December 13, 2013, is 25% lower than what the Company's shares traded at after ZECUITY received FDA approval in January. Analysts who have followed NuPathe recognize the Company's true value. In particular, there are at least two analysts who have maintained price targets substantially higher than the total Merger Consideration, even including the unlikely CVR, since January 2013. The Board members further breached their fiduciary duties to the Company's shareholders by agreeing to certain onerous deal protection provisions in the Merger Agreement. In particular, the Board agreed to a strict "No Solicitation" provision, designed to prevent the Board from seeking any superior bids from other potential suitors. If NuPathe receives a better unsolicited offer, the Merger Agreement requires the Company to immediately inform Endo of the status of any proposal or inquiry, and allows Endo two business days to make a matching offer. And, in the event that NuPathe decides to proceed with any alternate transaction, NuPathe must pay Endo a $5 million termination fee. These deal protections heavily favor Endo over any other potential bidder and impair the Board's ability to entertain potentially superior alternative offers to acquire the Company. 8. The Board's incentives to enter into the Proposed Transaction and accept the inadequate Merger Consideration now are quite apparent. Collectively, the members of the Board and their affiliates hold an illiquid block of approximately 26% of NuPathe's shares. The Proposed Transaction allows these defendants to liquidate their shares for an immediate cash windfall of over $26.4 million. Additionally, defendant Armando Anido ("Anido"), the Company's Chief Executive Officer ("CEO"), will collect a total of $1.6 million thanks to the accelerated vesting of his equity awards guaranteed in the Proposed Transaction. 9. For these reasons, and as set forth in detail herein, plaintiff seeks to enjoin the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages from the Individual Defendants for their breaches of fiduciary duties and from Endo for aiding and abetting said breaches. JURISDICTION AND VENUE 10. This Court has personal jurisdiction over defendants because NuPathe is a corporation that conducts business in and maintains operations in this County, and the Individual Defendants have sufficient minimum contacts with this County so as to render the exercise of jurisdiction by the Court permissible under traditional notions of fair play and substantial justice. 11. Venue is proper in this Court because certain defendants maintains property in this County, a substantial portion of the transactions and wrongs complained of herein, including the defendants' participation in the wrongful acts alleged below, occurred in this County, and defendants have received substantial compensation in this County by doing business here and have engaged in numerous activities that had an effect in this County.

PARTIES 12. Plaintiff, Monica Bua, is, and has been at all relevant times, an owner of NuPathe common stock. 13. NuPathe is a Delaware corporation with principal executive offices located at 7 Great Valley Parkway, Suite 300, Malvern, Pennsylvania. NuPathe is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases for the central nervous system. The Company's lead product, ZECURITY, was approved by the FDA on January 17, 2013 for the acute treatment of migraines in adults. Upon completion of the Proposed Transaction, NuPathe will become an indirect subsidiary of defendant Endo, unless defendant Endo elects in its discretion to reconstitute the transaction of NuPathe with and into defendant Merger Sub, with defendant Merger Sub continuing as the surviving corporation and an indirect subsidiary of defendant Endo. 14. Defendant Anido is NuPathe's CEO and a director and has been since July 2012. 15. Defendant Wayne P. Yetter is NuPathe's Chairman of the Board and a director has been since July 2010. 16. Defendant Michael Cola ("Cola") is a NuPathe director and has been since December 2006. Defendant Cola was also NuPathe's Chairman of the Board from December 2006 to July 2010. 17. Defendant Richard S. Kollender ("Kollender") is a NuPathe director and has been since October 2012. Defendant Kollender was also a NuPathe director from December 2007 to June 2011. 18. Defendant Robert P. Roche, Jr. is a NuPathe director and has been since July 2010.

20. Defendant James A. Datin is a NuPathe director and has been since October 2012. 21. Defendant Brian J. Sisko is a NuPathe director and has been since October 2012. 22. Defendant Endo is a Delaware corporation with principal executive offices located at 1400 Atwater Drive, Malvern, Pennsylvania. Defendant Endo is a U.S.—based specialty healthcare solutions company focused on branded and generic phaimaceuticals, devices, and services. 23. Defendant Merger Sub is a Delaware corporation and an indirect, wholly-owned subsidiary of defendant Endo. Upon completion of the Proposed Transaction, defendant Merger Sub will merge with and into NuPathe, unless defendant Endo elects in its discretion to reconstitute the transaction of NuPathe with and into defendant Merger Sub, with defendant Merger Sub continuing as the surviving corporation and an indirect subsidiary of defendant Endo. FACTUAL ALLEGATIONS Background of NuPathe 24. NuPathe is a specialty pharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system. NuPathe's main drug product is ZECUITY. 25. ZECUITY, which was approved by the FDA in January 2013, is the first and only FDA-approved prescription migraine patch. ZECUITY is a disposable, single-use, battery- powered transdermal patch that actively delivers sumatriptan, the most widely prescribed migraine medication, through the skin. The Announcement of the Merger

On December 16, 2013, defendant Endo issued a press release announcing that it had entered into the Merger Agreement with NuPathe, whereby it will initiate the Tender Offer for the outstanding common stock of the Company in exchange for $2.85 per share in cash as well as the CVR worth up to $3.15 per share in additional consideration. The press release stated, in relevant part: Endo Health Solutions (Nasdaq: ENDP) today announced it has entered into a definitive agreement under which Endo will acquire NuPathe Inc. (Nasdaq: PATH) for $2.85 per share in cash, or approximately $105 million. In addition to the upfront cash payment, NuPathe shareholders will receive rights to receive additional cash payments of up to $3.15 per share if specified net sales of NuPathe's migraine treatment ZECUITY are achieved over time. Endo expects meaningful cost synergies from the transaction, which is expected to be accretive to Endo's adjusted diluted earnings per share within the first 12 months of closing. * * * The acquisition of NuPathe enhances our branded pharmaceutical portfolio and is well aligned with our strategy of acquiring late-stage products for commercialization," said Rajiv De Silva, president and CEO of Endo. "We're excited about the opportunity to launch ZECUITY, a treatment that could be an option for millions of migraine patients, including those with migraine-related nausea. Following the close of the deal, we plan to launch ZECUITY in the first half of 2014 by leveraging our existing commercial expertise in pain and migraine management and the current infrastructure of our branded pharmaceuticals business overall." * * * Under the terms of the merger agreement, an affiliate of Endo will promptly commence a tender offer to acquire all of the outstanding shares of NuPathe's common stock for $2.85 per share in cash and the right to receive contingent cash consideration payments of up to $3.15 per share if specified net sales milestones for NuPathe's migraine treatment ZECUITY are achieved. The contingent cash consideration payments will not be publicly traded. The contingent cash consideration payments can be summarized as follows: • $2.15 per share if net sales of ZECUITY exceed $100 million during any four-quarter period prior to the ninth anniversary of the first commercial sale of ZECUITY; and ® An additional $1.00 per share if net sales of ZECUITY exceed $300 million during any four-quarter period prior to the ninth anniversary of the first commercial sale of ZECUITY.

The Unfair Deal Protection Devices 27. On December 16, 2013, the Company filed a Cunent Report on Form 8-K with the U.S. Securities and Exchange Commission ("SEC") wherein it disclosed the Merger Agreement. The Merger Agreement contains several unreasonable and preclusive deal protection devices designed to ensure defendant Endo's acquisition of NuPathe at an unfairly low price. 28. Specifically, section 6.5(a) of the Merger Agreement subjects NuPathe to a strict no-solicitation clause that prohibits the Company from seeking a superior offer for its shareholders. In addition to deterring competing proposals by prohibiting the Individual Defendants from soliciting alternative proposals, section 6.5(a) also severely undercuts their ability to communicate and negotiate with potential buyers. Section 6.5(a) states that: The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to any such Person. 29. The Merger Agreement also states in Section 6.5(b) that the Company is required to notify Endo of any unsolicited bids within twenty-four hours. Section 6.5(b) further states that if NuPathe receives a superior proposal, it must allow Endo two business days to make a matching offer. 30. The Merger Agreement carries a $5 million termination fee, or nearly 6% of the cash equity value, that the Company is obligated to pay Endo should it pursue another offer.

This fee levies an onerous burden on any alternative bidders and will likely further dissuade potential bidders given that it will add $0.16 per share to the total deal price any bidder other than Endo must pay for the Company. 31. The aggregate effect of these deal protection devices will be to severely limit any opportunity of NuPathe receiving a superior proposal for the Company. Even in the unlikely event that an unsolicited offer does arise, the terms of the Merger Agreement allow the Board only a narrow ability to respond to it. In tandem, the deal protection devices created by the Merger Agreement will quell any chance of shareholders receiving a higher bid for the Company than that offered in the Proposed Transaction. These deal protections, agreed to by the Board, are acting to the detriment of the public shareholders in breach of the Individual Defendants' fiduciary duties. The Merger Consideration Substantially Undervalues the Company 32. The Proposed Transaction arrives just as the Company is on the point of reaping the benefits of years of development and clinical trials. In particular, the Company has spent $58.8 million in developing ZECUITY since January 2005. 33. Moreover, NuPathe seemed to be overcoming the difficulties it faced in obtaining financing for the marketing of ZECUITY. Just over one month ago, on November 14, 2013, NuPathe issued its third quarter of 2013 earnings press release, which contained numerous positive statements from defendant Anido, the Company's CEO. According to defendant Anido, the Company was "in a good position to secure a commercial partner." Securing a commercial partner would solve NuPathe's funding issues and would allow the Company to bring ZECUITY to market. The press release stated: "We have made substantial progress in securing a partner to maximize the commercial potential of Zecuity," said Armando Anido, chief executive officer of NuPathe. "In addition, we remain on track to have Zecuity launch supplies manufactured by year-end. We believe this puts us in a good position to secure a commercial partner. While we have made significant progress on the partnership and manufacturing fronts, in order to extend our cash runway, we are limiting and delaying certain sales and marketing activities. As a result, we will not commercialize Zecuity by year-end, but we intend to launch as expeditiously as possible after securing a partner or funding." 34. ZECUITY has the potential to be a strong competitor against the leading treatments for migraines, and realize a substantial portion of this growing market. However, defendant Endo is swooping in and proposing the Merger Consideration that is entirely inadequate compensation for the Company's shareholders. The Merger Consideration comprises $2.85 per share in cash as well as a CVR worth as much as an additional $3.15 per share. In particular, as part of the Merger Agreement, NuPathe shareholders are entitled to receive an additional: (i) $2.15 per share if net sales of ZECUITY exceed $100 million during any four- quarter period prior to the ninth anniversary of the first commercial sale of ZECUITY; and (ii) $1 per share if net sales of ZECUITY exceed $300 million during any four-quarter period prior to the ninth anniversary of the first commercial sale of ZECUITY. 35. Notably, the actual Merger Consideration that NuPathe's shareholders receive may never include the CVR because defendant Endo may never achieve the specified net sales of ZECUITY to trigger the CVR. Defendant Endo included two separate similar CVRs when it acquired Indevus Pharmaceuticals in 2009, neither of which have been paid out yet. This is likely to repeat itself here given the fact that both the CVR's $100 million and $300 million sales targets are aggressively optimistic. For instance, Frova®, another one of defendant Endo's migraine drugs, has never reported annual net sales greater than $100 million. In 2012, net sales for Frova were just $61.3 million. 36. The guaranteed $2.85 cash portion of the Merger Consideration represents more of a discount than a premium for NuPathe's shareholders. Just over one week following the announcement of the FDA's approval of ZECUITY, on January 25, 2013, NuPathe shares closed at $3.81 per share. Accordingly, the proposed consideration of $2.85 per share represents a 25.2% discount to the close price on January 25, 2013. 37. Defendant Endo has timed the Proposed Transaction in order to obtain the Company for less than its true value. Over the course of 2013, NuPathe's share price slowly declined until September 2013, when it dropped precipitously on the announcement that NuPathe would be delaying the release of ZECUITY due its lack of adequate funding. Defendant Endo, or any other potential acquirer, would not face these problems and as such, would be able to bring ZECUITY to market without any further delay. 38. A comparison of recent comparable transactions also demonstrates the unfairness of the Proposed Transaction. In the last five years, the average premiums paid for pharmaceutical companies worth between $50 million and $500 million for the one-day, one- week, and one-month periods were 67.85%, 68.16%, and 73.44%, respectively. All of these comparable premiums exceed the 23.9%, 18.8%, and 62.9% premiums provided by the Proposed Transaction for the same periods. 39. The Merger Consideration is inadequate even if it includes the unlikely CVR. The $6 per share maximum value of the Merger Consideration is still over 38% lower than the $9.74 per share price NuPathe traded at just three years ago, on December 28, 2010. Further, the total possible payment of $6 per share is substantially below the target price of $8 per share set by Wedbush Securities in January 2013, and the $7 target price set by WBB Securities, LLC in January 2013. 40. As such, the Merger Consideration, even with the potential CVR payment, is inadequate consideration. Unless enjoined by this Court, defendants will continue to breach and/or aid the breaches of fiduciary duties owed to plaintiff and the Class (as defined herein), and may consummate the Proposed Transaction to the irreparable harm of the Class.

Insider Benefits 41. Because the Individual Defendants dominate and control the business and corporate affairs of NuPathe and have access to material, non-public information concerning NuPathe's financial condition and business prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of NuPathe. Therefore, it is inherently unfair for the Individual Defendants to execute and pursue any merger or acquisition under which they will reap disproportionate benefits to the exclusion of obtaining the best shareholder value reasonably available. 42. Here, however, defendants have disloyally placed their own interests first, and tailored the terms of the Proposed Transaction so as to aggrandize their own positions. Accordingly, the Proposed Transaction will improperly benefit the defendants at the expense of NuPathe's public shareholders' rights to receive the best consideration reasonably available for their Company shares. 43. Indeed, despite their duty to maximize shareholder value, certain defendants have conflicts of interest and are acting to better their own interests at the expense of NuPathe's public shareholders. For example, the Individual Defendants and their affiliates hold an illiquid block of approximately 26% of NuPathe's shares. The Proposed Transaction allows these defendants to liquidate their shares for an immediate cash windfall of over $26.4 million. The Board's large ownership of NuPathe stock makes it impossible for them to sell their stock without severely driving down the Company's stock price. Effectively, their stock is illiquid. However, by exchanging their NuPathe shares for the Merger Consideration, the Individual Defendants do not have to worry about significantly driving down the Company's stock price while liquidating their shares.

44. The Individual Defendants were further motivated to engage in this transaction for reasons that are not equally shared by other shareholders, such as plaintiff. Specifically, defendant Anido, the Company's CEO, will collect a total of over $1.6 million thanks to the accelerated vesting of his equity awards guaranteed in the Proposed Transaction. 45. As a result of defendants' conduct, NuPathe's public stockholders have been and will continue to be denied the fair process and arm's-length negotiated terms to which they are entitled in a sale of their Company. The consideration reflected in the Merger Agreement does not reflect the true inherent value of the Company that was known only to the Individual Defendants, as directors of NuPathe, and defendant Endo at the time the Proposed Transaction was announced. 46. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require: • Withdraw their consent to the merger of NuPathe with defendant Endo and allow the shares to trade freely without impediments such as the aforementioned no- solicitation, matching rights, and termination fee provisions; • Act independently so that the interests of NuPathe's public stockholders will be protected; • Adequately ensure that no conflicts of interest exist between their own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of NuPathe's public stockholders; and • Solicit competing bids to defendant Endo's offer without the impediments discussed above to ensure that the Company's shareholders are receiving the maximum value for their shares. - 12 -

CLASS ACTION ALLEGATIONS 47. Plaintiff brings this action on her own behalf, and as a class action, on behalf of all stockholders of NuPathe, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, who are being and/or will be harmed or threatened by defendants' actions as described more fully below (the "Class"). 48. This action is properly maintainable as a class action. 49. The Class is so numerous that joinder of all members is impracticable. According to the Merger Agreement, as of November 30, 2013, NuPathe had more than 31.3 million shares of common stock issued and outstanding, held by hundreds, if not thousands, of individuals and entities throughout the country. The number and identities of the record holders of NuPathe's securities can be easily determined from the stock transfer journals maintained by NuPathe or its agents. 50. There is a well-defined community of interest in the questions of law and fact involved affecting the members of the Class, including, inter alia, the following: (a) whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best value reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the Proposed Transaction; (b) whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Proposed Transaction, including the duties of loyalty, candor, and due care; (c) whether plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated; (d) whether the members of the Class have sustained damages, and if so, what is the proper measure of damages; and

whether defendant Endo or its affiliates have aided and abetted the Individual Defendants' breaches of fiduciary duties. 51. Plaintiff is a member of the Class and is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. Plaintiffs claims are typical of the claims of the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those she seeks to represent. Plaintiff is therefore an adequate representative of the Class. 52. The likelihood of individual Class members prosecuting separate individual actions is remote due to the relatively small loss suffered by each Class member as compared to the burden and expense of prosecuting litigation of this nature and magnitude. Absent a class action, defendants are likely to avoid liability for their wrongdoing, and Class members are unlikely to obtain redress for their wrongs alleged herein. There are no difficulties likely to be encountered in the management of the Class claims. This Court is an appropriate forum for this dispute. 53. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests. 54. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

FIRST CAUSE OF ACTION Claim for Breach of Fiduciary Duties Against the Individual Defendants 55. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein. 56. As alleged herein, the Individual Defendants have breached their fiduciary duties to NuPathe's shareholders by failing to take steps to obtain the highest value available for NuPathe in the marketplace and, in fact, agreeing to onerous deal protection devices to decrease the chances of obtaining the highest value available for NuPathe in the marketplace. 57. As a result of the Individual Defendants' breaches, plaintiff and the Class will suffer irreparable injury because NuPathe's shareholders will not receive fair value for their equity interests in the Company. 58. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties and will attempt to consummate the Merger, to the irreparable harm of the Class. 59. Plaintiff and the Class have no adequate remedy at law. SECOND CAUSE OF ACTION Claim for Aiding and Abetting Breaches of Fiduciary Duty Against Defendant NuPathe 60. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein. 61. The Individual Defendants owed to plaintiff and the members of the Class certain fiduciary duties as fully set out herein. 62. By committing the acts alleged herein, the Individual Defendants breached their fiduciary duties owed to plaintiff and the members of the Class.

63. NuPathe colluded in or aided and abetted the Individual Defendants' breaches of fiduciary duties, and was an active and knowing participant in the Individual Defendants' and breaches of fiduciary duties owed to plaintiff and the members of the Class. 64. Plaintiff and the Class have no adequate remedy at law. THIRD CAUSE OF ACTION Claim for Aiding and Abetting Against Defendants Endo and Merger Sub 65. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein. 66. As alleged herein, defendants Endo and Merger Sub are well aware that the Individual Defendants have not sought to obtain the best available transaction for NuPathe's public shareholders. Moreover, defendants Endo and Merger Sub aided and abetted the Individual Defendants' breaches of fiduciary duties, by demanding deal protection measures, including the termination fee, no solicitation provision, and matching rights, in the Merger Agreement. Defendants Endo and Merger Sub also offered a Merger price that did not represent the true intrinsic value of NuPathe, and thereby facilitated the Individual Defendants' breaches of fiduciary duty in the sale of the Company. 67. As a result, Plaintiff and the Class members are being irreparably hail ed. 68. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, plaintiff demands judgment against defendants, jointly and severally, as follows: A. Declaring this action to be a class action and certifying plaintiff as the Class representative and plaintiffs counsel as Class counsel;

B. Permanently enjoining defendants and all those acting in concert with them from taking any steps to consummate the Proposed Transaction; C. Directing defendants, jointly and severally, to account to plaintiff and the Class for all damages suffered and to be suffered by them as a result of the wrongs complained of herein, if the Merger is consummated; D. In the event the Proposed Transaction is consummated, rescinding it or ordering rescissory damages. E. Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiffs attorneys and experts; and F. Granting such other and further relief as may be just and fair in the premises.   RYAN & MA ,LLP RICHARD SKAS 995 Old Eagle School Road, Suite 311 Wayne, PA 19087 Telephone: (484) 588-5516 Facsimile. (484) 450-2582 ROBBINS ARROYO LLP BRIAN J. ROBBINS STEPHEN J. ODDO EDWARD B. GERARD JUSTIN D. RIEGER 600 B Street, Suite 1900 San Diego, CA 92101 Telephone: (619) 525-3990 Facsimile: (619) 525-3991 Attorneys for Plaintiff

VERIFICATION I, Richard A. Maniskas, Esquire, hereby state that I am the attorney for the Plaintiff in the within action, that I am authorized to make this verification on his behalf as Plaintiff's verification could not be obtained on such short notice, that the facts above set forth are true and correct to the best of his knowledge, information and belief, and that he understands that the statements herein are made subject to the penalties of 18 Pa.C.S. §4904 (relating to unsworn falsification to authorities).